FOR IMMEDIATE RELEASE

Tengasco Announces Sale of Its Rush County, Kansas Gas Producing Properties

KNOXVILLE, Tenn., March 9, 2005 — Tengasco, Inc. (AMEX: TGC) announced today that on March 4, 2005, the Company sold its natural gas producing properties in Rush County, Kansas to Bear Petroleum, Inc. for $2.4 million effective with gas production beginning February 1, 2005. The sale involved fifty three producing gas wells and saltwater disposal wells, and the associated gathering system as well as the underlying leases and rights of way, being all of the gas wells, leases, and gathering system in Rush County, Kansas that were purchased from AFG Energy by the Company in 1998.

Tengasco’s President Jeffrey R. Bailey said “Tengasco bought these gas producing leases and gas gathering system in Rush County, Kansas from AFG Energy about seven years ago and they have been producing and transporting for several decades. However, our core properties in Kansas have been and continue to be our oil producing properties and we will continue to focus our efforts to develop oil production in Kansas.”

The sale did not involve the Company’s oil producing properties and leases in other counties near Hays, Kansas. In 2004, the gas wells that were sold produced 261,466 Mcf of gas resulting in revenues to the Company of approximately $868,092 which constitutes about 19.5% of the Company’s revenues from all of its Kansas oil and gas properties in 2004. The net proceeds of the sale were applied to reduce the principal outstanding on the Company’s promissory note dated May 18, 2004 bearing interest at 12% per annum and payable to Dolphin Offshore Partners, L.P. (“Dolphin”) from the original amount of $2.5 million to $150,000 as of March 4, 2005. Dolphin is the largest holder of the Company’s common stock and Peter E. Salas, the controlling person of Dolphin, is a Director of the Company.

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company’s reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact- Jeffrey R. Bailey, President 865-523-1124